UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PROGENICS PHARMACEUTICALS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 28, 2019, Progenics Pharmaceuticals, Inc. (the “Company”) issued a press release (the “Press Release”) responding to a report issued by Institutional Shareholder Services Inc. in connection with the Company’s upcoming 2019 Annual Meeting of Shareholders, scheduled for July 11, 2019.

The full text of the Press Release follows:

Progenics Reiterates Targeted Directors’ Indispensable Experience and Leadership Critical to the Company’s Long-Term Success

Comments on ISS Report

Urges Shareholders to Vote “FOR” All of the Company’s Qualified Directors on the WHITE Proxy Card

NEW YORK, June 28, 2019 (GLOBE NEWSWIRE) – Progenics Pharmaceuticals, Inc. (NASDAQ:PGNX) (“Progenics” or the “Company”), an oncology company developing innovative targeted medicines and artificial intelligence to find, fight and follow cancer today issued the following statement in response to a report issued by Institutional Shareholder Services Inc. (“ISS”) in connection with its Annual Meeting of Shareholders, scheduled for July 11, 2019:

While we disagree with ISS’ conclusions, we are pleased that ISS recognizes the progress Progenics has made under the oversight of the Board. In its June 28, 2019 report, ISS notes1:

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ISS recommends that shareholders vote FOR CEO Mark Baker, arguing that “the dissident [Velan]…has not presented a sufficient case for an immediate CEO change” and therefore recommends shareholders vote on management’s WHITE proxy card.

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“Progenics' 2013 purchase of MIP, which brought AZEDRA and 1095 in exchange for 9 percent of the company, looks to have been an astute deal, for which the board and management deserve credit. Criticizing the company for not pursuing 1095 earlier does appear to be hindsight, as not until late 2016 did additional outside data show the drug's potential.”

●	ISS acknowledges the good faith efforts of the Progenics Board in interviewing Velan’s candidates despite their invalid nominations, “instead of summarily rejecting them.”
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“The board’s latest settlement offer (disclosed just prior to publication of this report) appears reasonable on the surface, suggesting that the dissident designate two additional directors with the requisite expertise and no ESG issues, such as price gouging; both nominees would be appointed to board committees. The latest offer also reduces the required standstill to one year and stipulates that one current unidentified director would step down at next year's annual meeting.”

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“The board also cited ESG concerns with dissident nominees, including allegations of price gouging at companies where some nominees were executives or directors. Concerns over reputational risk to the company appear legitimate, as more attention has been focused in recent years on companies which have sharply raised prices of existing drugs.”

We strongly believe that ISS reached the wrong conclusion in failing to recommend that shareholders vote FOR all the Company’s qualified directors – including those targeted by Velan Capital, L.P. (“Velan”) – by voting the WHITE proxy card.

Velan has used deceptive and misleading rhetoric throughout its campaign against the Board and the targeted directors – Peter J. Crowley and Michael D. Kishbauch. We believe that ISS failed to recognize that Velan is attempting to derail our significant progress and ultimately gain control of the Board, to the detriment of all other shareholders.

Messrs. Crowley and Kishbauch have invaluable experience across the healthcare industry that we believe Progenics needs to continue its strong momentum. These directors have been critical to the reorientation of Progenics’ pipeline, its focus on oncology and acquisition of deeply discounted assets from Molecular Insight Pharmaceuticals, Inc. Removing these indispensable directors would, in our view, harm Progenics’ progress. We believe that in targeting these particular directors, Velan is only further highlighting its inability to comprehend our business and industry.

1 Permission to use quotations neither sought nor obtained.

Contrary to ISS’ assertion, the Progenics Board fully acknowledges challenges and delays, holds management accountable and takes proactive steps to address them. In its report, ISS criticizes the Progenics compensation committee for awarding management on AZEDRA commercial readiness in 2017, yet ignores the fact that the compensation committee reduced the CEO's compensation by almost 40 percent in 2018 due to the commercialization delay.

ISS also fails to acknowledge the unique challenges of Progenics’ peer group and cites only Progenics’ total shareholder return against NBI, a much wider index. This comparison does not take into account the challenges Progenics’ close peers are all facing. Notably, Progenics has outperformed its proxy peers (considered more appropriate by ISS) on a 1- and 5-year basis.

We are mindful that the composition of our Board must include skill sets and experience that will enable us to continue to develop and commercialize our pipeline and ultimately drive value for shareholders. This is why the Board remains open to considering and adding new directors that will enhance its overall knowledge base and assist Progenics in surpassing commercialization milestones and creating value for all Progenics stakeholders.

We proposed constructive compromises to avoid this disruptive and expensive proxy contest. Our most recent settlement offer, which ISS describes as “reasonable,” would have allowed Velan to choose more than 20 percent of the Board, but Velan refused, insisting on having four designated individuals in the boardroom with influence over the nine person board. Despite our good faith efforts and repeated concessions, Velan has engaged in bad faith regarding a settlement, repeatedly rebuffed our efforts to reach a mutually agreeable settlement and insisted on seeking control. In fact, in its most recent statement, Velan makes clear its intentions to exert influence through the two "observers," which would bring our price-gouging concerns that ISS fully acknowledged right into the boardroom. On this fact, ISS agreed: “Concerns over reputational risk to the company appear legitimate, as more attention has been focused in recent years on companies which have sharply raised prices of existing drugs.”

This is a critical moment in Progenics' history. We strongly believe that we have the right Board with the right experience and the right strategy to lead Progenics to success. The Board of Directors recommends shareholders PROTECT THE FUTURE OF THEIR INVESTMENT by VOTING on the WHITE proxy card “FOR” Progenics’ qualified directors.

Progenics shareholders are reminded that their vote is extremely important and to protect the future of their investment in Progenics vote “FOR” all of Progenics’ highly qualified director nominees on the WHITE proxy card today.

Additional materials regarding the Board of Directors’ recommendations for the 2019 Annual Meeting can be found at http://www.stockholderdocs.com/pgnx/.

About PROGENICS

Progenics is an oncology company focused on the development and commercialization of innovative targeted medicines and artificial intelligence to find, fight and follow cancer, including: therapeutic agents designed to treat cancer (AZEDRA®, 1095, and PSMA TTC); prostate-specific membrane antigen (“PSMA”) targeted imaging agents for prostate cancer (PyL™ and 1404); and imaging analysis technology (aBSI and PSMA AI). Progenics has two commercial products, AZEDRA, for the treatment of patients with unresectable, locally advanced or metastatic pheochromocytoma or paraganglioma (rare neuroendocrine tumors of neural crest origin) who require systemic anticancer therapy; and RELISTOR® (methylnaltrexone bromide) for the treatment of opioid-induced constipation, which is partnered with Bausch Health Companies Inc.

Forward Looking Statements

This press release contains projections and other “forward-looking statements” regarding future events. Statements contained in this communication that refer to Progenics’ estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Progenics’ current perspective of existing trends and information as of the date of this communication and include statements regarding Progenics’ strategic and operational plans and delivering value for shareholders. Forward looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the costs and management distraction attendant to a proxy contest; market acceptance for approved products; the risk that the commercial launch of AZEDRA may not meet revenue and income expectations; the cost, timing and unpredictability of results of clinical trials and other development activities and collaborations; the unpredictability of the duration and results of regulatory review of New Drug Applications (NDA) and Investigational NDAs; the inherent uncertainty of outcomes in the intellectual property disputes such as the dispute with the University of Heidelberg regarding PSMA-617; our ability to successfully develop and commercialize products that incorporate licensed intellectual property; the effectiveness of the efforts of our partners to market and sell products on which we collaborate and the royalty revenue generated thereby; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; possible product safety or efficacy concerns, general business, financial, regulatory and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the Securities and Exchange Commission (the “SEC”), including those risk factors included in its Annual Report on Form 10-K for the year ended December 31, 2018, as updated in its subsequent Quarterly Reports on Form 10-Q. Progenics is providing the information in this press release as of its date and, except as expressly required by law, Progenics disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this press release. For more information, please visit www.progenics.com. Information on or accessed through our website or social media sites is not included in the company’s SEC filings.

Important Additional Information and Where to Find It

Progenics has filed a definitive proxy statement and accompanying WHITE proxy card with the SEC in connection with the solicitation of proxies for its 2019 Annual Meeting of Shareholders. Progenics’ shareholders are strongly encouraged to read the definitive proxy statement (including any amendments or supplements thereto) and the accompanying WHITE proxy card because they contain important information. Shareholders may obtain copies of Progenics’ 2019 proxy statement, any amendments or supplements to the proxy statement, and other documents filed by Progenics with the SEC in connection with its 2019 Annual Meeting of Shareholders when they become available and for no charge at the SEC’s website at www.sec.gov. Copies will also be available for no charge in the Investors section of Progenics’ website at www.progenics.com.

Certain Information Regarding Participants

Progenics, its directors, executive officers and certain employees may be deemed participants in the solicitation of proxies from shareholders in connection with Progenics’ 2019 Annual Meeting of Shareholders. Information regarding these participants, including their respective direct or indirect interests by security holdings or otherwise, is set forth in the definitive proxy statement for Progenics’ 2019 Annual Meeting of Shareholders, which can be obtained free of charge from the sources indicated above.

Investor Contact

Melissa Downs

Investor Relations

(646) 975-2533

mdowns@progenics.com

Additional Investor Contact

Bob Marese / David Whissel

MacKenzie Partners, Inc.

(212) 929-5500

Media Contact

Michael Freitag / James Golden / Clayton Erwin

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449